Exhibit 16.1

Boyle CPA, LLC

Certified Public Accountants & Consultants

September 22, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.W.
Washington, D.C. 20549-7561

We have read the statements of Cannabis Global Inc. included under Item 4.01 on Form 8-K/A dated August 19, 2022 to be filed with the Securities and Exchange Commission. We agree with such statements as they pertain to our firm.

/s/ Boyle CPA, LLC

Boyle CPA, LLC
Red Bank, NJ